EXHIBIT 1

Directors and Executive Officers of IDT Capital, Inc.

Set forth below are the name, position, present principal occupation or employment and business address of each director and executive officer of IDT Capital, Inc. (“IDT Capital”). Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with IDT. Each person listed below is a citizen of the United States.

Name	Position	Principal Occupation	Business Address
Howard S. Jonas	Director	Chairman of the Board and Director of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

James A. Courter	Director	Chief Executive Officer, Vice Chairman of the Board and Director of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

David Greenblatt	Chief Executive Officer and Director	Chief Executive Officer and Director	c/o IDT 520 Broad Street Newark, NJ 07102

Geoff Rochwarger	Chief Operating Officer and Director	Chief Operating Officer and Director	c/o IDT 520 Broad Street Newark, NJ 07102

Larry Wiseman	President	President	c/o IDT 520 Broad Street Newark, NJ 07102

Joyce J. Mason	Secretary	Senior Vice President, General Counsel and Secretary of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

Jerrold Rappaport	Assistant Secretary	Assistant Secretary	c/o IDT 520 Broad Street Newark, NJ 07102

Moshe Kaganoff	Director	Executive Vice President of Strategic Planning of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

Herbert H. Tate	Director	Of Counsel, Wolff and Samson, P.A.	c/o IDT 520 Broad Street Newark, NJ 07102

George Rupp	Director	President of the International Rescue Committee	c/o IDT 520 Broad Street Newark, NJ 07102

Linda Chavez	Director	President of the Center for Equal Opportunity, syndicated columnist and political analyst	c/o IDT 520 Broad Street Newark, NJ 07102

Dennis Reimer	Director	Former Commanding General of the United States Army, Forces Command	c/o IDT 520 Broad Street Newark, NJ 07102